Exhibit 99.18
EXECUTION VERSION
PLEDGE AND SECURITY AGREEMENT
     THIS PLEDGE AND SECURITY AGREEMENT, dated as of September 7, 2010 (this “Agreement”), is made by JJ Media Investment Holding Limited, a British Virgin Islands company (“Grantor”) and having its principal office at 28/F Zhao Feng World Trade Building, 369 Jiang Su Road, Shanghai 200060, People’s Republic of China, and Goldman Sachs International, a limited company registered in England and Wales (“Secured Party”) and having its registered office at Peterborough Court, 133 Fleet Street, London EC4A 2BB.
     WHEREAS, Grantor and Secured Party have entered into that certain Share Swap Transaction Confirmation, dated as of or about the date hereof (including any schedules or annexes thereto), subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as supplemented by the Supplemental Confirmation, dated as of or about the date hereof (as further amended, supplemented or modified from time to time, the “Swap Confirmation”), in respect of a share swap transaction relating to Shares of the Issuer (the “Swap Transaction”);
     WHEREAS, Grantor and Secured Party have entered into that certain Capped Call Transaction Master Confirmation, dated as of or about the date hereof (including any schedules or annexes thereto), subject to the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as supplemented by each of the Confirmations, each dated as of or about the date hereof (as further amended, supplemented or modified from time to time, the “Capped Call Confirmation”), in respect of certain capped call transactions relating to Shares of the Issuer (the “Capped Call Transactions” and, together with the Swap Transaction, the “Transactions”);
     WHEREAS, Secured Party maintains a securities account, number [to be provided by Secured Party], in the name of Grantor (together with any successor or renumbered account, the “Securities Account”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Swap Confirmation, or if not defined therein, the Capped Call Confirmation, as appropriate;
     WHEREAS, Secured Party has required as a condition to and as security for entering into the Swap Confirmation and the Capped Call Confirmation with Grantor, and in connection with the observance and performance of all the terms, covenants and provisions under the Swap Confirmation and, to the extent that the payment of any portion of any Premium has been deferred under the Capped Call Confirmation, the Capped Call Confirmation (the “Secured Agreements”), on the part of Grantor to be observed and performed, a pledge of and first priority security interest in any and all items described on Exhibit A hereto, together with all substitutions and replacements thereof and any products and proceeds thereof (the “Collateral”);
     WHEREAS, Grantor will derive benefit from entering into the Swap Confirmation and the Capped Call Confirmation and is willing to enter into this Agreement on the terms and conditions hereinafter provided.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:
     1. Security Interest.
          (a) Grant of Security. As security for the Obligations (as hereinafter defined), Grantor hereby delivers, assigns, charges, pledges, sets over and grants to Secured Party a first priority security interest in, lien on and right of set off against, all of its right, title and interest, whether now existing or hereafter arising or acquired, in and to the Collateral. Secured Party shall have all the rights and remedies of a secured creditor under the UCC with respect to any of the Collateral (whether or not the UCC is otherwise applicable in the relevant jurisdiction). “UCC” means the Uniform Commercial Code as in effect in the State of New York (unless otherwise specified) as the UCC may be amended, supplemented, or modified from time to time. Grantor and Secured Party agree that Grantor’s grant of the security interest in the Collateral shall not be a breach of any restriction on assignment in any Secured Agreement.
          (b) Security for Obligations. This Agreement secures the performance of all now existing or hereafter arising obligations of Grantor to Secured Party, whether payment or delivery, primary or secondary, direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not, liquidated or unliquidated, in each case arising by operation of law or otherwise under the Secured Agreements, whether for principal, interest (including, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding), fees, expenses, indemnification or otherwise, together with all costs of collection or enforcement, including, without limitation, reasonable attorneys’ fees incurred in any collection efforts or in any action or proceeding (all such obligations being the “Obligations”).
          (c) Grantor Remains Liable. This Agreement shall not affect Grantor’s liability to perform all of its duties and obligations under the transactions giving rise to the Obligations. The exercise by Secured Party of any of the rights hereunder shall not release Grantor from any of its duties or obligations under the transactions giving rise to the Obligations, which shall remain unchanged as if this Agreement had not been executed. Secured Party shall not have any obligation or liability under the transactions giving rise to the Obligations by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          (d) Continuing Agreement. This Agreement shall create a continuing first priority security interest in the Collateral and shall remain in full force and effect until discharge in full of the Obligations. The security created by Grantor under this Agreement shall not be affected by any circumstance (other than complete, irrevocable payment or performance) with respect to Grantor that might otherwise constitute a defense available to the Grantor with respect to its obligations under this Agreement. The security created by Grantor hereunder (i) shall be a continuing security and shall not be satisfied by any intermediate performance of the Obligations, (ii) shall be in addition to and shall not be affected by any other security now or subsequently held by Secured Party for all or any of the Obligations and (iii) shall not be prejudiced or affected by any act, omission or circumstance which, but for this provision, might operate to release or otherwise prejudice or affect such security including (but without limitation) and whether or not known to Grantor or Secured Party (A) any time or indulgence granted to or composition with Grantor or any other person, (B) the variation, extension, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any terms of the Secured Agreements or any rights or remedies against, or any security granted by, Grantor or any other person, (C) any irregularity, invalidity or unenforceability of any of Grantor’s obligations or any present or future law or order of any government or authority (whether of right or in fact) purporting to reduce or otherwise affect any of the Obligations with the intent that the security shall remain in full force and this Agreement shall be construed accordingly as if there were no such irregularity, unenforceability, invalidity, law or order and (D) any legal limitation, disability, incapacity or other circumstance relating to Grantor, any guarantor or any other person, or any amendment to or variation of the terms of this Agreement (other than an amendment to this Agreement in accordance with its terms) or any other document or security.
     2. Title; Liens and Encumbrances. Grantor represents and warrants to, and with respect to paragraph (d) below, Grantor covenants and agrees with, Secured Party as follows:
          (a) Grantor is (or to the extent that this Agreement states that the Collateral is to be acquired after the date hereof, will be) the record and beneficial owner of, having (or to the extent that this Agreement states that the Collateral is to be acquired after the date hereof, will have) good and marketable title to, the Collateral pledged by it hereunder, free of any and all liens or options in favor of, or claims of, any other person, except the liens created by this Agreement or otherwise permitted by the Capped Call Confirmation or the Swap Confirmation; provided that any transfer of record ownership of any Collateral in accordance with the requirements of this Agreement shall be deemed not to violate the foregoing representation and warranty. Grantor will promptly notify Secured Party of any such other lien or claim made or asserted against the Collateral and will defend the Collateral against any such lien or other claim.
          (b) The Collateral is duly and validly pledged to Secured Party and no consent or approval of any governmental or regulatory authority or of any securities exchange or the like, nor any consent or approval of any third party, was or is necessary to the validity and enforceability of this Agreement.
          (c) The Shares (or any securities in exchange or replacement thereof) described in clause (i) of Exhibit A, is the form of asset defined in the UCC as “security entitlements” as defined in §8-102(a)(17) of the UCC.

          (d) Grantor shall (i) deliver to Citibank, N.A. a repayment letter (the “Payoff Letter”), dated on or about the date hereof, with respect to the Margin Loan Agreement, dated as of November 13, 2009 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Grantor, the lenders from time to time parties thereto and Citibank, N.A., as administrative agent and collateral agent, providing for repayment of the loan and release of “Collateral” (as defined in the Loan Agreement), (ii) deliver to Citibank, N.A. instructions specifying details of the Securities Account and (iii) use its best efforts to ensure the delivery of the Shares in accordance with the terms hereof.
     3. State of Organization or Residence; Legal Name; Authority. Grantor represents and warrants to Secured Party as follows:
          (a) Grantor is a duly organized and validly existing BVI business company under the laws of the British Virgin Islands and has its chief executive office in Shanghai, People’s Republic of China. Grantor has no place of business in the United States. Grantor shall promptly notify Secured Party in writing of any change in the foregoing representations. Grantor’s full legal name is as set forth in the first paragraph of this Agreement. Grantor shall not change Grantor’s name without providing Secured Party thirty (30) days prior written notice;
          (b) Grantor’s registered number is 542351. Grantor currently uses, and since the date of its incorporation has used, no other registered numbers including any used by predecessors to Grantor. Grantor shall not change such registered number without providing Secured Party thirty (30) days prior written notice;
          (c) The grant of the security interest in the Collateral, combined with the applicable perfection actions specified in Section 4 of this Agreement, is effective to vest in Secured Party a valid and perfected security interest, superior to the rights of any person in and to the Collateral as set forth herein;
          (d) Grantor has the power and authority necessary for the execution and performance of this Agreement and has taken all corporate action and obtained all other consents and authorisations necessary to authorise the execution and performance of this Agreement and the said execution and performance will not cause it to breach any provision of any of its constitutional documents, be in breach of any agreement to which it is a party, or any applicable law or regulation and this Agreement constitutes valid, binding and enforceable obligations of it; and
          (e) Grantor is solvent, the fair market value of its assets exceeds the amount of all of its obligations, whether matured, unmatured, contingent or otherwise, it is able to pay its debts as they become due and no Event of Default has occurred in respect of it.
     4. Perfection of Security Interest.
          (a) Grantor shall execute such documents and take such other action as Secured Party shall reasonably request in order to perfect Secured Party’s rights with respect to any Collateral. With respect to the specific items of Collateral specified below, such action shall include, but shall not be limited to, the following:
1.	in the case of cash: (a) payment or delivery by wire transfer instructions into Grantor’s Securities Account with Secured Party in immediately available, freely transferable funds, or (b) such other means as Grantor and Secured Party shall agree which shall be effective to perfect the lien of Secured Party by control;

2.	in the case of the Shares which are “uncertificated securities” as defined in §8-102(a)(18) of the UCC registered in the name of Grantor through the Direct Registration System (“DRS”) operated by the Depository Trust Company (“DTC”): (a) re-registration by Citibank (Hong Kong) Limited, as the transfer agent of the Issuer, of such Shares from Grantor’s DRS account, to Secured Party’s DRS account; pursuant to which Secured Party’s control of the same constitutes perfection by control in accordance with §8-106 (c)(1), §9-106(a) and §9-314 of the UCC, or (b) such other means as Grantor and Secured Party shall agree which shall be effective to perfect the lien of Secured Party by control;

3.	in the case of the Shares which are “security entitlements” as defined in §8-102(a)(17) of the UCC: (a) recording by DTC of such Shares to Secured Party’s “securities account” (within the meaning of §8-501(a) of the UCC) with DTC, and the crediting by Secured Party of such Shares to the securities account of Grantor maintained with Secured Party, pursuant to which Secured Party’s control of the same constitutes perfection by control in accordance with §8-106(e) and §9-314 of the UCC) or (b) such other means as Grantor and Secured Party shall agree which shall be effective to perfect the lien of Secured Party by control;

4.	in the case of the Shares which are “certificated securities” as defined in §8-102(a)(4) of the UCC and are not credited to a securities account, by delivery to Secured Party together with stock transfer powers duly executed in blank;

5.	in the case of any other form of Collateral: Grantor shall complete any documents necessary to constitute a legally effective transfer to Secured Party; and

6.	for the avoidance of doubt, the terms “securities” as used in this section shall include any “securities entitlements” with respect to such securities (within the meaning of the UCC). In every pledge of “financial assets” (within the meaning of the UCC) hereunder, the Grantor shall take all steps necessary (a) to effect a delivery to the Secured Party under § 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the Secured Party under §8-501 of the UCC, (b) to enable the Secured Party to obtain “control” (within the meaning of §8-106 of the UCC), and (c) to provide the Secured Party with comparable rights under any applicable foreign law or regulation.
With respect to Sections 4(a)(2) and (3) hereof, (a) any Collateral delivered to Secured Party or the ownership of which is registered or recorded in the name of Secured Party shall be recorded by Secured Party in the Securities Account as being owned by the Grantor but subject to a security interest in favor of Secured Party, and (b) any Collateral not described in clause (a) but instead recorded in the Securities Account by Secured Party shall be deemed to have satisfied the requirements of perfection by control, possession, and delivery, as the case may be, for purposes of §9-314, §9-313, and §8-301, respectively, of the UCC.
          (b) On the date hereof Grantor shall (A) cause entries to be made on the register of relevant charges of Grantor maintained pursuant to Section 162 of the BVI Business Companies Act, 2004 in relation to the charges in respect of the Collateral created by this Agreement, (B) forward a copy of such register to its registered agent to maintain with Grantor’s records, and (C) procure that the registered agent or some other duly authorised person of Grantor make application for any such charge in respect of the Collateral to be registered by the Registrar of Corporate Affairs pursuant to Section 163(1) of the BVI Business Companies Act, 2004.
          (c) Grantor hereby irrevocably appoints Secured Party as Grantor’s attorney-in-fact, with full authority in the place and stead of Grantor, under a power coupled with an interest, and in the name of Grantor or otherwise, upon the occurrence and during the continuance of an Event of Default, in Secured Party’s discretion, to act on Grantor’s behalf to sign, seal, execute (under hand, under seal or as a deed) and deliver all documents, and do all acts, as may be required, or as Secured Party shall determine to be advisable, to perfect or register the security created under this Agreement in, provide for Secured Party to have control of, or realize upon any rights of Secured Party in, any or all of the Collateral. At any time after Grantor’s execution of this Agreement, and from time to time, Secured Party is authorized to prepare and file UCC financing statements with respect to the Collateral without the signature of Grantor. Grantor also shall pay all filing or recording costs with respect thereto, and all costs of filing or recording this Agreement or any other agreement or document executed and delivered pursuant hereto or to the Obligations (including the cost of all federal, state or local mortgage, documentary, stamp or other taxes), in each case, in all public offices where filing or recording is deemed by Secured Party to be necessary or desirable. Grantor authorizes Secured Party to take all other action which Secured Party may deem necessary or desirable to perfect or otherwise protect any liens created hereunder and to obtain the benefits of this Agreement.

          (d) Grantor agrees to amend the relevant entry in its register of relevant charges as necessary as soon as practicable after any amendment to this Agreement or any Secured Agreement and to provide such documentation as Secured Party may reasonably require to confirm such action.
     5. Covenants Relating to Collateral. Until the Obligations shall have been discharged in full, and the Swap Confirmation shall have terminated, Grantor covenants and agrees that if Grantor shall become entitled to receive or shall receive any certificate or electronic notation equivalent (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Collateral, or otherwise in respect thereof, Grantor shall accept the same as the agent of Secured Party, hold the same in trust for Secured Party and deliver the same forthwith to Secured Party in the exact form received, duly indorsed by Grantor to Secured Party, if required, together with an undated assignment covering such certificate duly executed in blank by Grantor and with, if Secured Party so requests, signature guaranteed, to be held by Secured Party, subject to the terms thereof, as additional collateral security for the Obligations. If any of the foregoing property so distributed in respect of the Collateral shall be received by Grantor, Grantor shall, until such property is paid or delivered to Secured Party, hold such property in trust for Secured Party, segregated from other funds or property of Grantor, as additional collateral security for the Obligations.
     6. Collections; Other Rights.
          (a) Except as otherwise provided in the Capped Call Confirmation or the Swap Confirmation, Grantor may receive all cash interest, dividends and distributions paid in respect of the Collateral, and exercise all voting rights with respect to the Collateral; provided, however that, no vote shall be cast or right exercised or other action taken which, in Secured Party’s reasonable judgment, would impair Secured Party’s rights in the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement or any Secured Agreement.
          (b) All of the foregoing amounts set forth in paragraph (a) of this Section 6 so collected after the occurrence of and during the continuation of an Event of Default shall be held in trust by Grantor for and as the property of Secured Party, and shall not be commingled with other funds, money or property of Grantor.
          (c) After the occurrence and during the continuation of an Event of Default, Grantor will, immediately upon receipt of all such checks, cash or other remittances constituting part of the Collateral or in payment for any Collateral sold, transferred, leased or otherwise disposed of, deliver any such items to Secured Party accompanied by a remittance report in form supplied or approved by Secured Party. Grantor shall deliver such items in the same form received, endorsed, or otherwise assigned by Grantor where necessary to permit collection of such items.
     7. Events of Default. The occurrence of (i) an Event of Default or Additional Termination Event under the Capped Call Confirmation (with respect to the payment of any portion of the Premium that has been deferred thereunder) or the Swap Confirmation, in each case with respect to Grantor, whether or not there are any outstanding Transactions under such Capped Call Confirmation or Swap Confirmation; (ii) a failure by Grantor to pay or perform any obligation under or in connection with this Agreement when due, (iii) any other covenant or undertaking by Grantor in this Agreement is not met, or (iv) any representation or warranty made by Grantor in this Agreement is untrue or incorrect in any material respect when made or deemed repeated shall constitute an event of default (“Event of Default”) under this Agreement.
     8. Rights and Remedies.
          (a) Upon the occurrence of an Event of Default:
1.	Secured Party may exercise all rights and remedies available under applicable law or in equity including, but not limited to, the right to sell, liquidate, credit (with respect to non-cash Collateral: at a value determined by Secured Party in accordance with the definition of “Settlement Price” specified in Section 7.3(a) of the Equity Definitions (as defined in the Swap Confirmation, without regard to any specifications regarding such definition therein) or, if Secured Party determines that such method is not applicable, in accordance with the definition of “Market Quotation” specified in Section 14 of the Agreement (as defined in the Swap Confirmation)) or otherwise realize, apply, collect on and set off in accordance with applicable law and in such order as Secured Party thinks fit any or all Collateral pledged, transferred or otherwise delivered by Grantor to Secured Party under this Agreement or any Secured Agreement against any amounts payable in respect of any Loss, whether arising under the Capped Call Confirmation or the Swap Confirmation (in each case, as defined in the Agreement defined therein) or other obligation owed to Secured Party under any Secured Agreement, the Capped Call Confirmation or this Agreement;
2.	Secured Party may draw on the Guaranty (as defined in the Swap Confirmation) or any other guarantee or other third party credit support provided by or on behalf of Counterparty for the claims under any Secured Agreement;

3.	Secured Party may exercise all rights and remedies of a secured party under the UCC in respect of the Collateral;

4.	Secured Party may exercise any other remedies provided under this Agreement or applicable law or in equity;

5.	Secured Party shall have the right to receive any and all cash, interest, dividends, distributions, payments or other proceeds paid in respect of the Collateral and make application thereof to the Obligations in such order as Secured Party may determine; and

6.	any or all of the Collateral may be registered in the name of Secured Party or its nominee and they may thereafter exercise (x) all voting, corporate and other rights pertaining to such Collateral and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Collateral as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all securities or securities entitlements upon any merger, consolidation, reorganization, recapitalization or other fundamental change, or upon the exercise of Grantor or Secured Party of any right, privilege or option pertaining to such securities or securities entitlements, and in connection therewith, the right to deposit and deliver any and all of the securities or securities entitlements with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Secured Party may determine), all without liability except to account for property actually received by it, but Secured Party shall have no duty to Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
          (b) Any such sale, lease or other disposition of Collateral may be made without demand for performance or any notice of advertisement whatsoever except that where an applicable statute requires reasonable notice of sale or other disposition, Grantor agrees that the sending of fifteen (15) days notice by airmail or courier to Grantor of the place and time of any public sale or of the time at which any private sale or other intended disposition is to be made, shall be deemed reasonable notice thereof. Notwithstanding the foregoing, if any of the Collateral may be materially diminished in value during such 15-day period, Secured Party shall provide Grantor with such shorter notice as it deems reasonable under the circumstances.
          (c) The proceeds of any such sale, lease or other disposition of the Collateral shall be applied first to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to the reasonable attorneys’ fees and legal expenses incurred by Secured Party, and then to satisfaction of the Obligations (in any order as Secured Party may decide in its sole discretion), and to the payment of any other amounts required by applicable law. If, upon the sale, lease or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which Secured Party is legally entitled, Grantor will be liable for the deficiency, together with interest thereon, at the rate prescribed in the agreements giving rise to the Obligations, and the reasonable fees of any attorneys employed by Secured Party to collect such deficiency. To the extent permitted by applicable law, Grantor waives all claims, damages, and demands against Secured Party arising out of the repossession, removal, retention, or sale of the Collateral.
          (d) Grantor covenants and agrees with Secured Party that upon the occurrence of an Event of Default, Grantor shall not sell (within the meaning of Rule 144 under the Securities Act of 1933, as amended) any Shares, Underlying Shares or any securities convertible into or exercisable or exchangeable for Shares or Underlying Shares unless, subject to Section 6(g) of the Capped Call Confirmation, Secured Party shall have (i) completed all such sales, leases or other dispositions of Collateral and (ii) provided notice to Grantor, such notice to be provided reasonably promptly following such completion.
          (e) Each party to this Agreement acknowledges that:
1.	Secured Party is either a “master netting agreement participant”, a “financial institution”, a “financial participant”, a “forward contract merchant”, a “swap participant” or a “repo participant” (each as defined in the Bankruptcy Code), and a “financial institution” (as defined in the netting provisions of FDICIA);

2.	this Agreement is a “security agreement or arrangement” or “other credit enhancement” that forms a part of each Secured Agreement within the meaning of Section 362 of the Bankruptcy Code;

3.	the remedies provided herein are the remedies referred to in Sections 362(b)(6), (7), (17) and (27), 362(o) and 561(a) of the Bankruptcy Code;

4.	all transfers of cash, securities or other property under or in connection with any Secured Agreement or this Agreement (including all pledges and other transfers in accordance with this Agreement) are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant”, a “forward contract merchant”, a “swap participant” or a “repo participant” (each as defined in the Bankruptcy Code) within the meaning of Section 546(e), (f), (g) and (j) of the Bankruptcy Code and all obligations under or in connection with any Secured Agreement or this Agreement represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Sections 362, 560 and 561 of the Bankruptcy Code; and

5.	all transfers in accordance with this Agreement are made “in connection with” each Secured Agreement and this Agreement within the meaning of Section 546(e), (f), (g) and (j) and 548(d)(2) of the Bankruptcy Code.
          (f) Upon the occurrence of an Event of Default (as defined herein), Secured Party shall be entitled to exercise all of its rights under and pursuant to the Secured Agreements with respect to the Available Portion of the Collateral then in effect. “Available Portion” means, at any time when an Event of Default (as defined herein) exists, such portion of the Collateral (which may be all or any part of the Collateral) with respect to which Secured Party shall have determined, in its discretion except as limited by mandatory provisions of applicable law, to exercise rights to dispose of the same (within the meaning of Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended) pursuant to this Agreement. The Available Portion may be altered by Secured Party from time to time without limitation and except as otherwise provided by mandatory provisions of applicable law. The Available Portion shall be evidenced at any time by the most recent written notice by Secured Party sent to Pledgor expressly specifying such Available Portion (each an “Available Portion Notice”). For the avoidance of doubt, only an Available Portion Notice shall establish the Available Portion for purposes of this Agreement.

          (g) For purposes of Section 8(f) hereof, the inability of Secured Party to acquire, receive or exercise rights with respect to such Collateral at any time shall not preclude Secured Party in any way from taking such action at a later time as determined by subsequent Available Portion Notices. Section 8(f) hereof shall govern in the event of any inconsistency among the Secured Agreements and this Agreement. Section 8(f) hereof is for the sole benefit and protection of The Goldman Sachs Group, Inc., Secured Party and their respective Affiliates and shall not be interpreted to give Grantor any additional rights, remedies, or causes of action hereunder or under the Secured Agreements.
          (h) If Grantor does not otherwise satisfy its delivery obligation pursuant to the Swap Transaction, Secured Party is hereby authorized and directed by Grantor to apply the Collateral in satisfaction of such delivery obligation.
          (i) The Secured Party will transfer to Grantor any Collateral and proceeds remaining after liquidation, set-off and/or application under clause (c) of this Section 8 after satisfaction in full of all amounts payable and assets deliverable by Grantor with respect to any Obligations; the Grantor in all events will remain liable for any amounts and assets remaining unpaid or deliverable after any liquidation, set-off and/or application under clause (c) of this Section 8.
          (j) When no amounts are or thereafter may become payable by the Grantor with respect to any Obligations (other than contingent indemnity or reimbursement obligations with respect to which no amounts are then owing), (i) the Secured Party will transfer to the Grantor all Collateral and proceeds, if any, and (ii) the liens granted under this Agreement shall terminate automatically. Secured Party agrees to take such further actions as may be reasonably requested by Grantor (at the expense of Grantor with respect to any out-of-pocket costs) to further evidence and give effect to such termination.
     9. Power of Attorney. Grantor authorizes Secured Party and does hereby make, constitute and appoint Secured Party, and any officer or agent of Secured Party, with full power of substitution, as Grantor’s true and lawful attorney-in-fact, with power, in its own name or in the name of Grantor: (i) to endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of Secured Party; (ii) to pay or discharge any taxes, liens, security interest or other encumbrances at any time levied or placed on or threatened against the Collateral; (iii) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; (iv) to receive, open and dispose of all mail addressed to Grantor and to notify the post office authorities to change the address for delivery of mail addressed to Grantor to such address as Secured Party may designate; (v) to exercise all rights, powers and privileges in connection with the Collateral to the same extent as Grantor is entitled to exercise such rights, powers and privileges; and (vi) generally to do all acts and things which Secured Party deems necessary to protect, preserve and realize upon the Collateral and Secured Party’s security interest therein. Grantor hereby approves and ratifies all acts of said attorney or designee, who shall not be liable for any acts of commission or omission, nor for any error or judgment or mistake of fact or law except for its own gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and thereafter as long as any of the Obligations shall be outstanding. Notwithstanding the foregoing, Secured Party may exercise this power of attorney only after the occurrence and during the continuance of an Event of Default.
     10. Notices. Notices shall be given in the manner, to the addresses and with the effect provided in Section 12(a) of the Agreement (as defined in the Swap Confirmation).
     11. Other Security. To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other Person, then Secured Party shall have the right in its sole discretion to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of Secured Party’s rights and remedies hereunder.
     12. No Waiver; Rights Cumulative.
          (a) No course of dealing between Grantor and Secured Party, or Secured Party’s failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Any single or partial exercise of any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (b) All of Secured Party’s rights and remedies with respect to the Collateral or any part thereof, whether established hereby or by any other agreements, instruments or documents securing, evidencing or relating to the Obligations or by law or at equity, shall be cumulative and may be exercised singly or concurrently as shall be determined by Secured Party in its sole discretion. The rights of Secured Party hereunder shall not be conditioned or contingent upon the pursuit by Secured Party of any right or remedy against Grantor in respect of all or any part of the Obligations or against any other collateral security therefor. Secured Party shall not be under any obligation to collect, attempt to collect, protect or enforce the Collateral, or otherwise dispose of any Collateral upon the request of Grantor or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof, including without limitation, pursuant to any other agreement relating thereto (including the fixed charge referred to herein), but Secured Party may do so in its sole discretion at any time upon an Event of Default as otherwise provided herein.
     13. Limitation on Secured Party’s Duty in Respect of Collateral. Secured Party shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.
     14. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Grantor therefrom shall in any event be effective unless the same shall be in writing, and signed by Secured Party, and then any such waiver or consent shall only be effective in the specific instance and for the specific purpose for which given.
     15. Successors and Assigns. This Agreement and all obligations of Grantor and Secured Party hereunder shall be binding upon the successors and assigns of Grantor and Secured Party, as applicable, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party and its successors and assigns.
     16. No Partnership. The relationship between Secured Party and Grantor shall be only of creditor-debtor and no relationship of agency, partner or joint- or co-venturer shall be created by or inferred from this Agreement or the Secured Agreements. Grantor shall indemnify, defend, and save Secured Party harmless from any and all claims asserted against Secured Party as being the agent, partner, or joint-venturer of Grantor.
     17. Entire Agreement. This Agreement embodies the entire agreement and understanding between Grantor and Secured Party with respect to its subject matter and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Grantor acknowledges and agrees that there is no oral agreement between Grantor and Secured Party which has not been incorporated in this Agreement.
     18. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by electronic transmission (including PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.
     19. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     20. Governing Law; Jurisdiction; Consent to Service of Process.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent the UCC mandatorily provides for the application of the law of another jurisdiction with respect to perfection, the effect of perfection priority or enforcement of the security interest.
          (b) Any dispute arising out of or relating to this Agreement shall be resolved pursuant to Section 13(b) of the Agreement (as defined in, and modified by, the Swap Confirmation).
          (c) Grantor hereby waives absolutely and unconditionally any and all rights it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process and agrees that in any proceedings in relation to this Agreement it will not in any circumstances exercise or assert or claim for itself or any of its assets any such immunity.
          (d) Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be Secured Party’s jurisdiction and the Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.
     21. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     22. Conflict of Terms. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Swap Confirmation or the Capped Call Confirmation, the provision contained in the following will govern and control in the order of precedence indicated: (i) the Swap Confirmation, (ii) the Capped Call Confirmation and (iii) this Agreement.
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     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement (as a deed in the case of Grantor) to be effective for all purposes as of the date above first written.

Executed as a deed by: JJ MEDIA INVESTMENT HOLDING LIMITED
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Director

In the presence of:
By:	/s/ Alex Deyi Yang
Name of witness: Alex Deyi Yang

Accepted and acknowledged:
GOLDMAN SACHS INTERNATIONAL

By:	/s/ Daniel Martin
Name: Daniel Martin
Title: Managing Director

EXHIBIT A
List of Collateral
     Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Swap Confirmation. The collateral shall consist of all of Grantor’s right, title and interest, whether now existing or hereafter arising or acquired, in and to any and all of the following items of personal property of Grantor:
     (i) the American Depositary Shares of Focus Media Holding Limited (“Issuer”) issued or deemed issued to Grantor under the Amended and Restated Deposit Agreement dated as of April 9, 2007 by and among Issuer, Citibank N.A., as depositary, and the holders and beneficial owners thereof, each representing five ordinary shares of Issuer (the “Underlying Shares”), par value USD 0.00005 per ordinary share (such American Depositary Shares, the “Shares”) delivered by Grantor into the custody of Secured Party (or any securities in exchange or replacement of such Shares), in an aggregate amount not less than the Number of Shares (as defined in the Swap Confirmation);
     (ii) any dividend, distribution, option, right or any other property received or receivable in connection with any merger, consolidation, business combination, reclassification, increase or reduction of capital, reorganization or similar transactions, in respect of any of the foregoing, whether in addition to, in substitution of, as a conversion of, or in exchange for, or otherwise in respect of any of the foregoing;
     (iii) the Securities Account and all cash and securities and other financial assets now or hereafter credited thereto;
     (iv) all security entitlements with respect to any of the foregoing; and
     (v) all cash and non-cash proceeds, supporting obligations, distributions and substitutions, with respect to any of the foregoing.